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EXHIBIT 99.1




March 17, 1998

CONTACT:           CyberCash, Inc.                  ICVERIFY, Inc.
                   Jordanna M. Taffel               Cindi Bennett
                   Director, Public Relations       Manager, Marketing
                   703-715-7837                     Communications
                   Pager: 888-996-5577              510-563-6215
                   Jtaffel@cybercash.com            Mobile:  510-517-4908
                                                    Cbennett@icverify.com

           CYBERCASH, INC. AND ICVERIFY, INC. ANNOUNCE PLANS TO MERGE

    CYBERCASH AND ICVERIFY MERGE TO CREATE POWERFUL NETWORK OF SOFTWARE AND
                  SERVICES FOR ELECTRONIC COMMERCE SOLUTIONS


RESTON, VA. March 17, 1998. CyberCash, Inc. (Nasdaq, CYCH) and ICVERIFY, Inc., announced today that they have reached an agreement in principle to merge the two companies. The shareholders of ICVERIFY will receive in the transaction $16 million in cash and 2.3 million shares of CyberCash common stock. The consummation of the transaction is subject to negotiation of a binding agreement and certain other conditions.

The combined company will be the clear market leader in Internet payment
solutions.   CyberCash's Internet offerings will be tightly integrated with
ICVERIFY's physical world products, providing customers with a wide variety of features and an easy migration path between the physical and virtual worlds.

Following the merger, which is expected to be completed in the second quarter of 1998, ICVERIFY would become a wholly owned subsidiary of CyberCash, Inc. F. Thomas Aden will remain President and Chief Executive Officer of ICVERIFY. He will also serve as an Executive Vice President of CyberCash. Steve Elefant, ICVERIFY co-founder and Chairman will become Vice Chairman of CyberCash. Eric Buchbinder, the other co-founder, will become Senior Vice President, Advanced Technology.

CYBERCASH, INC.

CyberCash was a pioneer in developing technology and services to enable merchants and billers to accept payments on the Internet. The Company has designed and implemented a suite of payment systems that provide merchants not only with the ability to authorize and settle payment card transactions, but to accept electronic equivalents of cash and check payments. It is currently one of a handful of companies worldwide that has developed a complete system for the Secure Electronic Transactions (SET) protocol.
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"The beauty of this merger is that it combines two companies that have been converging to the same point from two different sides of the payments industry," said Bill Melton, CEO of CyberCash. "ICVERIFY began its life creating "shrink wrapped" payment software solutions for merchants with physical stores. It has built on that base to produce a world-class software product for mail order and Internet merchants. CyberCash began its life creating payment solutions for Internet merchants, and though it has focused on the Internet, it has begun to broaden its own offerings in ways that could offer value to merchants in the mail order and physical world. Together we will be able to offer merchants and financial institutions a broad and rich set of payment solutions."

Melton also said, "The merged companies will achieve a critical mass that puts us in the strongest possible strategic position to capitalize on the projected rapid growth of commerce on the Internet. It should also make us a very attractive partner for banks seeking to offer Internet payments capabilities to their customers. In addition, ICVERIFY has built a solid and growing business around its excellent products for physical world merchants. We are looking forward to combining our marketing resources with theirs in building that business."

ICVERIFY, INC.

ICVERIFY has based much of its strategy on the move toward open architecture PC-based cash registers. This trend has enabled it to develop flexible software-based payment solutions offering far more features and functions than closed proprietary hardware solutions. Recognizing the opportunities offered by the growth of Internet commerce, ICVERIFY built on its physical world software platform to create NetVERIFY, a software payment solution for Internet merchants.

 "We are very excited about the merger," said ICVERIFY CEO, Tom Aden. "The strategic fit between the two companies makes the deal a natural. Once we began to study what a combined company would look like, and the strengths it could bring to the marketplace, the merger seemed almost inevitable."

According to Steven Elefant, Chairman and co-founder of ICVERIFY, "Our focus has been on providing software to enable payments electronically. CyberCash has been primarily a provider of payment-related services. By offering a menu of software and services, together we will be able to offer merchants and financial institutions a complete, end-to-end solution for electronic payments."

The product lines of both CyberCash and ICVERIFY will continue. When the companies integrate, it is anticipated the product lines will evolve together in future development efforts. The Companies will leverage their engineering, customer service and marketing forces to create critical mass for growth in the electronic commerce payment solutions marketplace.

In addition to their U.S. base, both CyberCash and ICVERIFY also have a strong presence in Europe and Asia. CyberCash is deploying its payment services in the United Kingdom through Barclays Bank, in Germany through CyberCash, GmbH, a joint venture with several German banks, and in Japan through CyberCashKK. ICVERIFY, GmbH has a sales and marketing organization headquartered in Munich that addresses Europe, the Middle East and Africa.
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ABOUT ICVERIFY,INC.

ICVERIFY, Inc. is a privately held venture capital-funded corporation with U.S. headquarters in Oakland, California and European headquarters in Munich, Germany Founded in 1989, the company is the leading provider of software solutions for authorizing credit card, purchasing card, debit/ATM card and check transactions for merchants. More then a quarter-million points-of-sale including web commerce sites, Internet service providers, retail stores and catalog companies use ICVERIFY's software products For more information about ICVERIFY, please visit http://www.icverify.com. ICVERIFY is a U.S registered trademark of ICVERIFY.Inc.

ABOUT CYBERCASH, INC.

CyberCash, Inc., headquartered in Reston, Virginia, USA, is a pioneer and leading provider of technology and services that allow secure payment transactions on the Internet. The Company offers a complete suite of Internet payment solutions including a payment card service which supports credit, debit and purchase cards, an innovative electronic cash service which enables micropayments and other cash transactions and a secure electronic check service which allows consumer-to-business and business-to-business payments from a bank account. CyberCash is traded on the Nasdaq Stock Market, under the symbol CYCH. CyberCash's Web address is http://www.cybercash.com

This press release contains statements that are forward looking. They are based on the Company's current expectations, and are subject to a number of uncertainties and risks. The Company's actual results may differ materially. The uncertainties and risks include the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments and general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission and from the Company's worldwide web site http://www.cybercash.com, as well as other sources.

To receive CyberCash's latest news and corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code CYCH.